EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in Form SB-2, Registration Statement under the Securities Act of 1933, as amended, of Renewable Energy Acquisition Corp. (a Nevada corporation) (File No. 333-______) of our Report of Independent Registered Certified Public Accounting Firm dated November 20, 2007 related to the balance sheet of Renewable Energy Acquisition Corp. as of September 30, 2007 and the related statements of operations and comprehensive loss, changes in shareholders' deficit and statements of cash flows for the period from June 21, 2007 (date of inception) through September 30, 2007, which accompanies the respective financial statements contained in such Form SB-2, Registration Statement under the Securities Act of 1933, as amended, and to the use of our name and the statements with respect to us as appearing under the heading "Experts".

/s/ S. W. Hatfield, CPA S. W. HATFIELD, CPA

Dallas, Texas
December 17, 2007